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                                                                    EXHIBIT 99.1


                             KEYSTONE PROPERTY TRUST
                    200 FOUR FALLS CORPORATE CENTER, STE. 208
                           WEST CONSHOHOCKEN, PA 19428

Keystone Property Trust Acquires 407,100 sf Bulk Warehouse For $16 Million in Central PA

   Increases Eastern/Central Industrial Ownership to 4.6 msf, Strengthening Keystone's Leadership Position in the Northeast Distribution Corridor

   WEST CONSHOHOCKEN, Pa., Dec. 15 /PRNewswire/ -- Keystone Property Trust (Amex: KTR) ("Keystone") announced today that it had acquired a 407,100 sf bulk distribution warehouse in Carlisle, PA for approximately $16 million from 21 Roadway Limited Partnership. The facility was built in 1988 and is 100% leased for ten years to Dana Corporation, one of the world's largest independent suppliers to vehicle and engine manufacturers.

   21 Roadway Limited Partnership ("21 Roadway") is a private investment partnership controlled by Jeffrey E. Kelter, Keystone's President and Chief Executive Officer and certain other employees of the Company. Keystone has leased and managed the building since its purchase in January 1997. The terms of the acquisition were approved by a special subcommittee of Keystone Property Trust's Board of Directors formed specifically to review this related-party transaction. The purchase was funded with approximately $1.4 million in Keystone Operating Units valued at $15.26 per unit (the average closing price for the 20 days preceding closing), $2.5 million in cash and the balance in mortgage financing. 21 Roadway used the cash to pay off existing encumbrances, with all partners taking OP units for their interest.

   Located at the intersection of Interstates 81 and 76, the 407,100 sf distribution facility has 35' clear ceiling heights, extensive frontage on the PA Turnpike, on-site parking for 250 trucks and rail service capability. Commenting on the acquisition, David McBride, Chairman of the Company, stated, "This property strengthens our distribution platform in the Northeast Distribution Corridor and further establishes our position as a leading provider of bulk warehouse space in Pennsylvania. It increases our ownership in Eastern/Central Pennsylvania, one of our core markets, to 4.6 million square feet. Furthermore, the facility has substantial development upside with an eight acre pad site that is fully entitled for 150,000 sf of expansion space, which we intend to begin developing in the second quarter of 2000."

   Keystone Property Trust, with headquarters in West Conshohocken, Pennsylvania, is a fully-integrated, self-administered and self-managed real estate investment trust which currently owns 133 industrial and office properties aggregating 18.7 million square feet in the Eastern United States. Keystone's industrial portfolio, pro forma for all acquisitions under contract, will contain approximately 19.0 msf "big box" distribution assets, with 16.2 msf in-place assets located in the Northeast Distribution Corridor, which encompasses New Jersey, Central Pennsylvania, Central Ohio, New York State and Indianapolis. For more information, contact Timothy A. Peterson at 484-530-1888, send email to info@keystoneproperty.com


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   or visit the Company web site at www.keystoneproperty.com.

   This press release may contain statements which constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the intent, belief or current expectations of the Company, its directors, or its officers with respect to the future operating performance of the Company and the result and the effect of legal proceedings. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those in the forward-looking statements as a result of various factors. Important factors that could cause such differences are described in the Company's periodic filings with the Securities and Exchange Commission, including the Company's Form 10-K and quarterly reports on Form 10-Q.

   SOURCE Keystone Property Trust

   CONTACT: Timothy A. Peterson of Keystone Property Trust, 484-530-1888/